Exhibit 10.11
2008-1 AMENDMENT (Revised)
TO THE
GARTNER, INC. 2003 LONG-TERM INCENTIVE PLAN
Pursuant to Section 16 of the Gartner, Inc. 2003 Long-Term Performance Plan (the “Plan”), the Company hereby amends the Plan, effective January 1, 2009, for the purpose of documenting its compliance with Section 409A of the Code, as follows:
1. Section 2 is amended by adding the following as Section (ii) and renumbering current Sections (ii) through (kk) as Sections (jj) through (ll) :
     (ii) “Section 409A” shall mean Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other applicable guidance issued thereunder, as each may be amended from time to time.
2. Section 4 is amended by deleting the last bullet of paragraph (l) thereof, which is unnecessary due to the existence of Section 10(d).
3. Section 8, Restricted Stock Units, is amended by replacing paragraphs (d) and (e) thereof with the following:
     (d) Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant shall be entitled to receive a payout as specified in the Restricted Stock Unit Award Agreement. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Committee, in its sole discretion, may reduce or waive any vesting criteria that must be met in order to receive a payout, provided, however, that with respect to any Restricted Stock Units that are subject to Section 409A, payment shall be made only in accordance with Section 409A.
     (e) Form and Timing of Payment. Payment of earned Restricted Stock Units shall be made on the date(s) set forth in the Restricted Stock Unit Award Agreement, but in no event later than the applicable two and one-half (2 1/2) month period of the “short-term deferral” rule set forth in the Section 1.409A-1(b)(4) of the Treasury Regulations issued under Section 409A. Notwithstanding the foregoing, if the Restricted Stock Units constitute “deferred compensation” within the meaning of Section 409A, payment of earned Restricted Stock Units shall be made on the date(s) set forth in the Restricted Stock Unit Award Agreement, subject to the grace period permitted under Section 1.409A-3(d) of the Treasury Regulations under Section 409A. The Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of earned Restricted Stock Units, and any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion; such rules shall be written and administered in accordance with Section 409A. The Committee, in its sole discretion, may pay earned Restricted Stock Units in cash, Shares, or a combination thereof. Shares represented by Restricted Stock Units that are fully paid in cash again shall be available for grant under the Plan.

4. Section 10, Outside Directors, is amended by replacing paragraphs (a) and (d) thereof with the following:
     (a) Award of Common Stock Equivalents. On an annual basis, each Outside Director may elect to receive up to 50% of his or her compensation in cash and the balance in Common Stock Equivalents. If an Outside Director does not make such an election, compensation shall be paid 100% in Common Stock Equivalents. An Outside Director also may elect to have Common Stock Equivalents delivered as Shares immediately upon grant instead of upon ceasing to be a member of the Board as set forth in Section 10(d) below. Elections under the preceding sentences shall be made no later than December 31st of each calendar year with respect to compensation to be earned for services to be performed as a Director during the following calendar year. Any such election shall remain in effect until changed or terminated by making a new election with respect to compensation to be earned in the following calendar year, provided that such election must be made no later than the December 31st immediately preceding such calendar year. Beginning on April 1, 2003, and on the first business day of each of the Company’s fiscal quarters during the term of this Plan, the Company shall grant to each Outside Director that number of Common Stock Equivalents equal in value to that portion of the Outside Director’s Quarterly Compensation for the immediately preceding quarter that he or she has elected to receive in Common Stock Equivalents divided by the Fair Market Value of the Common Stock on such day.
     (d) Conversion. On the date on which an Outside Director ceases to be a member of the Board for any reason (subject to Section 24 of the Plan and the grace period permitted under Section 1.409A-3(d) of the Treasury Regulations under Section 409A), the Company shall effect delivery to the Outside Director (or his or her designated beneficiary or estate) of a number of Shares equal to the whole number of Common Stock Equivalents then credited to the Outside Director’s account, or at the Outside Director’s option, shall have the Shares credited to an account for the Director with a brokerage firm of the Outside Director’s choosing. Notwithstanding the foregoing, if the Outside Director made a timely election under Section 10(a) above to have any grants of Common Stock Equivalents delivered as Shares immediately upon grant, the Company shall effect delivery as described above on the date of grant.
5. A new Section 24 is added to read as follows:
24. Tax Treatment; Compliance with Section 409A. All Awards granted under the Plan are intended to be exempt from the requirements of Section 409A or, if not exempt, to satisfy the requirements of Section 409A, and the provisions of the Plan and any Awards granted under the Plan shall be construed in a manner consistent therewith. Any amount that constitutes “deferred compensation” within the meaning of Section 409A and is payable under the Plan solely by reason of a Participant’s termination of employment (or, in the case of an Outside Director, a cessation of Board membership) shall be payable only if the Participant has experienced a “separation from service” within the meaning of Section 409A. Further, if the Participant is a “specified employee” within the meaning of Section 409A at the time of such separation from service, as determined by the

Committee in accordance with Section 409A, any payments otherwise payable within the six (6) month period following the Participant’s separation from service instead will be paid in a lump sum on the date that is six (6) months and one (1) day following the date of the Participant’s separation from service, unless the Participant dies following his or her separation from service, in which case, payments of deferred compensation will be made to the Participant’s estate as soon as practicable following his or her death. Thereafter, payments of deferred compensation shall continue to be made in accordance with the payment schedule applicable to each payment or benefit.
The Board reserves the right to amend the Plan and any Award without stockholder or Participant consent to the extent the Board determines that such amendment is necessary or desirable in order to comply with Section 409A. Although the Company may endeavor to qualify an Award for favorable tax treatment or to avoid unfavorable tax treatment, the Company makes no representation that the desired tax treatment will be available and expressly disclaims any liability for the failure to maintain favorable or avoid unfavorable tax treatment.
This 2008-1 Amendment (Revised) has been approved by the Compensation Committee of the Board of Directors of Gartner, Inc. on December 19, 2008 pursuant to a delegation of authority from the Board of Directors on October 28, 2008.

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